Exhibit 99.2

U.S. PHYSICAL THERAPY, INC. (“USPH”)

DISCRETIONARY LONG-TERM INCENTIVE PLAN FOR SENIOR MANAGEMENT

FOR 2021 (“Discretionary LTIP”)

Purpose:  To incentivize Executives eligible for this Discretionary LTIP to achieve certain strategic, operational, business growth & development and other criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives’ equity interest in USPH.

Effective Date:  This Discretionary LTIP is established effective March 17 2021.

Description of Discretionary Awards Criteria:  In addition to any other awards under the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended) (the “2003 Plan”) or any other long term incentive plan or bonus plan, policy or program of USPH, and not in lieu of any other such award or payment, the Compensation Committee of the Board of Directors of USPH (as the term “Committee” is defined in Section 1.8 of the 2003 Plan) may, in its judgment and at its sole discretion, grant Restricted Stock Awards (“RSAs”) under the 2003 Plan, based on its evaluation of an Executive’s performance and the collective corporate performance for 2021. The factors to be considered include:

CEO

1.	Company Leadership
2.	Cost Control
3.	Further Development of Industrial Injury Prevention Business
4.	Compliance
5.	Acquisition of new partnerships and acquisition performance, revenue, and volume growth
6.	Successful integration and transition involving CFO and COO roles

CFO

1.	Successful and effective integration and management of direct reporting areas
2.	Further standardization around reporting and controls
3.	Effective communication to shareholders and Board, including guidance, updates and financial modeling
4.	Billing office effectiveness
5.	Customer service and responsiveness to co-partners
6.	Successful completion of annual audit
7.	Acquisition modeling. Integration and financial reporting

COO - East

1.	Effective transition and integration of certain areas and partnerships
2.	Cost Control
3.	Development of Operation’s team leadership
4.	Development of skills associated with negotiation, due diligence and acquisition integration and assimilation
5.	Revenue and volume growth
6.	Compliance

COO - West

1.	Effective transition and integration of certain areas and partnerships
2.	Cost Control
3.	Development of Operation’s team leadership
4.	Development of skills associated with negotiation, due diligence and acquisition integration and assimilation
5.	Revenue and volume growth
6.	Compliance

Participants:  Executives who will have an opportunity to be granted RSAs under this Discretionary LTIP shall be the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Chief Operating Officer – West (“COO - West”) and the Chief Operating Officer - East (“COO - East”). The following shall be the maximum amount of shares that may be awarded under this program to each specified participant: CEO = up to 10,000 shares; CFO = up to 3,750 shares; COO - East = up to 5,000 shares; COO - West = up to 5,000 shares

Administration:  The Committee shall administer this Discretionary LTIP. The Committee shall have the exclusive authority to interpret and construe the terms of this Discretionary LTIP and make all determinations under this plan, and its decisions shall be final and binding in all persons. The Committee shall set out the vesting and other terms of an RSA in writing

Award Grant Date:  Any RSAs granted under this program shall be granted under the 2003 Plan in the first quarter of 2022 after the Committee determines the amount, if any, of the RSAs to be granted to each participant. In addition, RSAs shall be granted only if the participant remains employed by USPH (or its affiliates) continuously from the Effective Date through the date of the grant of the RSA. All RSAs shall be granted in writing and subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning April 1, 2022 and ending January 1, 2026, subject to acceleration of vesting based on the occurrence of certain events, as more specifically defined in the applicable Restricted Stock Agreement between the Executive and USPH and/or in the Executive’s employment agreement with USPH.